Exhibit 99.1

NEWS RELEASE

For further information, contact:	Paul A. Bragg – Chairman and Chief Executive Officer
(281) 404-4700

VANTAGE DRILLING COMPANY ANNOUNCES PROPOSED

PUBLIC OFFERING OF ORDINARY SHARES

HOUSTON, TX – January 14, 2010 - Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) announced today that it intends to offer, subject to market and other conditions, 27,100,000 of its ordinary shares. In connection with this offering, Vantage will grant the underwriters an option to purchase 4,065,000 additional ordinary shares to cover any over-allotments. Vantage intends to use proceeds from this offering for working capital and for general corporate purposes.

Johnson Rice & Company L.L.C. and Pareto Securities Inc. will act as joint book-running managers for the offering. The offering will be made under Vantage’s effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). Prospective investors should read the preliminary prospectus supplement and the shelf registration statement for more complete information about Vantage and the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus and, when available, copies of the final prospectus supplement will be available on the SEC’s website, www.sec.gov, and by contacting Johnson Rice & Company L.L.C., at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113, or by phone at (504) 525-3767, or by contacting Pareto Securities Inc. at 150 East 52nd Street, 29th Floor, New York, New York 10022, or by phone at (212) 829-4201.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

About the Company

Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of nine owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Vantage, Vantage’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, Vantage has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Vantage may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Vantage also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.